WARNING: THE EDGAR SYSTEM ENCOUNTERED ERROR(S) WHILE PROCESSING THIS SCHEDULE.

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AN-CON GENETICS, INC.
APPENDIX A TO ITEM 601(c) OF REGULATION S-B
COMMERCIAL AND INDUSTRIAL COMPANIES
ARTICLE 5 OF REGULATION S-X
FINANCIAL DATA SCHEDULE FOR THE YEAR
ENDED DECEMBER 31, 1995



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EXHIBIT 27
AN-CON GENETICS, INC.
APPENDIX A TO ITEM 601(c) OF REGULATION S-B
COMMERCIAL AND INDUSTRIAL COMPANIES
ARTICLE 5 OF REGULATION S-X
FINANCIAL DATA SCHEDULE FOR THE YEAR
ENDED DECEMBER 31, 1995



                                                   December 31,
ITEM NUMBER                                ITEM DESCRIPTION 1995

5-02 (1)       Cash and cash items                   165,800
5-02 (2)       Marketable securities                      --
5-02 (3) (a) (1)                                            Notes and accounts
               receivable-trade                      652,300
5-02 (4)       Allowances for doubtful accounts           --
5-02 (6)       Inventory                          606,200
5-02 (9)       Total current assets                1,681,500
5-02 (13)      Property, plant and equipment       2,038,300
5-02 (14)      Accumulated depreciation              768,800
5-02 (18)      Total assets                        3,600,500
5-02 (21)      Total current liabilities          2,540,,400
5-02 (22)      Bonds, mortgages and similar debt     647,800
5-02 (28)      Preferred stock-mandatory redemption       --
5-02 (29)      Preferred stock-no mandatory redemption    --
5-02 (30)      Common stock                           18,400
5-02 (31)      Other stockholders' equity            393,900
5-02 (32)      Total liabilities and stockholders' equity3,600,500
5-03 (b) (a)   Net sales of tangible products      5,521,000
5-03 (b) 1     Total revenues                      5,578,300
5-03 (b) 2 (a) Cost of tangible goods sold         3,215,300
5-03 (b) 2     Total costs and expenses applicable to
                sales and revenue                  3,215,300
5-03 (b) 3     Other costs and expenses            2,525,200
5-03 (b) 5     Provision for doubtful accounts and notes  --
5-03 (b) (8)   Interest and amortization of debt discount  68,700
5-03 (b) (10)  Income before taxes and other items( 230,900)
5-03 (b) (11)  Income tax expense                    183,300
5-03 (b) (14)  Income/loss continuing operations    (47,600)
5-03 (b) (15)  Discontinued operations                    --
5-03 (b) (17)  Extraordinary items                    76,800
5-03 (b) (18)  Cumulative effect-changes in accounting
                principles                                --
5-03 (b) (19)  Net income or loss                     29,200
5-03 (b) (20)  Earnings per share - primary             .007
5-03 (b) (20)  Earnings per share - fully diluted       .006





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